Houston Wire & Cable Company Reports Record Revenues for the First Quarter of 2011

HOUSTON, TX -- (Marketwire - May 05, 2011) - Houston Wire & Cable Company (NASDAQ: HWCC) (the "Company") announced record operating results for the first quarter of 2011.

Selected highlights for the first quarter of 2011 compared to the prior year period:

--  Record sales of $99.7 million, up 63.0%
--  Organic sales up 34.5%
--  Gross margin up 190 basis points
--  Net income up 182.6%
--  Fully diluted earnings per share (EPS) of $0.27

Revenues from the businesses acquired in June 2010 of $17.4 million and our 34.5% organic growth combined for a 63.0% increase in sales in the first quarter of 2011 compared to the prior year period. The $99.7 million in sales was the highest quarterly level ever attained by the Company.

Excluding the acquired businesses, sales in the core Repair and Replacement business, also referred to as Maintenance, Repair and Operations (MRO), were up approximately 20 - 25% for the quarter, as the broad economy began to improve. Sales within the five long-term growth initiatives of Utility Power Generation, Environmental Compliance, Engineering & Construction, Industrials and LifeGuard™, our proprietary private-label product, were up approximately 50 - 55% for the quarter. Management estimates that copper inflation, which primarily affects our stock shipments and lags broad market moves due to our average cost inventory accounting treatment, had a favorable impact on sales of approximately 9% of revenues.

Gross profit increased 77.9% to $22.3 million due to the higher sales volume and a 22.3% gross margin level, which was 190 basis points greater than the first quarter of 2010.

Operating expenses increased by 46.0% from the prior year period, primarily due to the businesses acquired in June 2010. Operating expenses as a percentage of sales decreased to 14.1% in the first quarter of 2011 from 15.8% in the prior year period, due to operating leverage and ongoing cost control initiatives. Interest expense of $0.3 million was significantly higher than the first quarter of 2010, as average debt levels rose from $12.6 million in the first quarter of 2010 to $55.4 million in the first quarter of 2011 as a result of the June 2010 acquisition. Operating income of $8.2 million was 186.1% higher than the prior year period and 60.3% higher than the fourth quarter of 2010. The effective tax rate for the quarter of 38.4% was fairly consistent with the fourth quarter of 2010.

Chuck Sorrentino, Chief Executive Officer, commented, "Congratulations are in order as our team is beginning to see the benefit from the share gains they worked so hard to achieve during the recession. We hope to continue building on this increased market share and will drive for an outstanding 2011. We anticipate improving sales along with leverage, as confidence returns to our customers thus leading to increased capital spending.

"We achieved strong results in the quarter, led by the addition of more than 50 new customers. Throughout the recession, we maintained a large sales force and strong inventory levels, both of which we believe led to significant share gains.

"Industrial demand appears to be increasing, albeit somewhat inconsistently, as we still see areas of the United States where activity is soft. Nonetheless, we achieved strong results in the first quarter and we obtained operating leverage from the higher sales throughput. The net income contribution at 4.8% was the highest since the third quarter of 2008.

"The acquisition integration is progressing, as the Southern Wire locations are now utilizing our systems.

"While I am pleased with our sales momentum, I remain cautiously optimistic about our ability to continue improving as the economy strengthens."

Conference Call

The Company will host a conference call to discuss first quarter results on Thursday, May 5th at 10:00 am CT. Hosting the call will be Scott Thompson, Chairman of the Board; Charles Sorrentino, Chief Executive Officer; James Pokluda, President and Nicol Graham, Vice President and Chief Financial Officer.

A live audio web cast of the call will be available on the Investor Relations section of the Company's website, www.houwire.com.

Approximately two hours after the completion of the live call, a telephone replay will be available until May 12, 2011.

Replay Dial In:           888.203.1112
International Replay:     719.457.0820
Confirmation Code:        5602070

About the Company

With 35 years experience in the industry, Houston Wire & Cable Company is one of the largest providers of wire and cable in the U.S. market. Headquartered in Houston, Texas, HWCC has sales and distribution facilities strategically located throughout the nation.

Standard stock items available for immediate delivery include continuous and interlocked armor, instrumentation, medium voltage, high temperature, portable cord, power cables, private branded products, including LifeGuard™, a low-smoke, zero-halogen cable, mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings. HWCC's comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized internet-based ordering capabilities and 24/7/365 service.

Forward-Looking Statements

This release contains comments concerning management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company's Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company's website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

                          HOUSTON WIRE & CABLE COMPANY
                          Consolidated Balance Sheets
                        (In thousands, except share data)

                                                 March 31,   December 31,
                                                   2011          2010
                                               ------------- -------------
                                               (unaudited)
Assets
Current assets:
  Accounts receivable, net                     $      64,558 $      67,838
  Inventories, net                                    73,817        67,503
  Deferred income taxes                                2,517         2,399
  Prepaids                                               634           763
                                               ------------- -------------
Total current assets                                 141,526       138,503

Property and equipment, net                            6,202         6,255
Intangible assets, net                                15,090        15,557
Goodwill                                              25,082        25,082
Other assets                                              79            93
                                               ------------- -------------
Total assets                                   $     187,979 $     185,490
                                               ============= =============

Liabilities and stockholders' equity
Current liabilities:
  Book overdraft                               $       1,761 $       3,055
  Trade accounts payable                              18,324        19,987
  Accrued and other current liabilities               14,687        19,781
  Income taxes payable                                 3,243         1,036
                                               ------------- -------------
Total current liabilities                             38,015        43,859

Debt                                                  59,403        54,825
Other long term obligations                              137           141
Deferred income taxes                                    712           945
                                               ------------- -------------
Total liabilities                                     98,267        99,770
                                               ------------- -------------

Stockholders' equity:
  Preferred stock, $0.001 par value; 5,000,000
   shares authorized, none issued and
   outstanding                                            --            --
  Common stock, $0.001 par value; 100,000,000
   shares authorized: 20,988,952 shares issued:
   17,763,237 and 17,748,487 outstanding at
   March 31, 2011 and December 31, 2010,
   respectively                                           21            21
  Additional paid-in-capital                          59,075        58,642
  Retained earnings                                   83,504        80,187
  Treasury stock                                     (52,888)      (53,130)
                                               ------------- -------------
Total stockholders' equity                            89,712        85,720
                                               ------------- -------------
Total liabilities and stockholders' equity     $     187,979 $     185,490
                                               ============= =============

                      HOUSTON WIRE & CABLE COMPANY
                    Consolidated Statements of Income
                               (Unaudited)
              (In thousands, except share and per share data)

                                                     Three Months Ended
                                                          March 31,
                                                  -------------------------
                                                      2011         2010
                                                  ------------ ------------

Sales                                             $     99,727 $     61,168
Cost of sales                                           77,475       48,661
                                                  ------------ ------------
Gross profit                                            22,252       12,507

Operating expenses:
  Salaries and commissions                               7,304        5,119
  Other operating expenses                               6,063        4,395
  Depreciation and amortization                            727          142
                                                  ------------ ------------
Total operating expenses                                14,094        9,656
                                                  ------------ ------------

Operating income                                         8,158        2,851
Interest expense                                           333           76
                                                  ------------ ------------
Income before income taxes                               7,825        2,775
Income taxes                                             3,007        1,070
                                                  ------------ ------------
Net income                                        $      4,818 $      1,705
                                                  ============ ============

Earnings per share:
  Basic                                           $       0.27 $       0.10
                                                  ============ ============
  Diluted                                         $       0.27 $       0.10
                                                  ============ ============
Weighted average common shares outstanding:
  Basic                                             17,664,890   17,652,881
                                                  ============ ============
  Diluted                                           17,775,598   17,703,953
                                                  ============ ============

Dividend declared per share                       $      0.085 $      0.085
                                                  ============ ============

                       HOUSTON WIRE & CABLE COMPANY
                  Consolidated Statements of Cash Flows
                                (Unaudited)
                              (In thousands)

                                                       Three Months
                                                      Ended March 31,
                                                 -------------------------
                                                     2011         2010
                                                 ------------ ------------

Operating activities
Net income                                       $      4,818 $      1,705
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                           727          142
  Amortization of capitalized loan costs                   14            9
  Amortization of unearned stock compensation             554          562
  Provision for doubtful accounts                          34           60
  Provision for returns and allowances                     69          (62)
  Provision for inventory obsolescence                   (148)         137
  Deferred income taxes                                  (351)        (213)
  Changes in operating assets and liabilities:
    Accounts receivable                                 3,177        3,075
    Inventories                                        (6,166)       4,925
    Prepaids                                              129        2,789
    Book overdraft                                     (1,294)        (484)
    Trade accounts payable                             (1,663)      (1,764)
    Accrued and other current liabilities              (4,751)      (1,993)
    Income taxes payable                                2,207        1,191
    Other long term obligations                            (4)          --
                                                 ------------ ------------
Net cash provided by (used in) operating
 activities                                            (2,648)      10,079

Investing activities
  Expenditures for property and equipment                (207)        (109)
  Cash paid for acquisition                              (343)          --
                                                 ------------ ------------
Net cash used in investing activities                    (550)        (109)

Financing activities
  Borrowings on revolver                              104,302       53,825
  Payments on revolver                                (99,724)     (62,304)
  Proceeds from exercise of stock options                  92            9
  Excess tax benefit for stock options                     29           --
  Payment of dividends                                 (1,501)      (1,500)
                                                 ------------ ------------
Net cash provided by (used in) financing
 activities                                             3,198       (9,970)
                                                 ------------ ------------

Net change in cash                                         --           --
Cash at beginning of period                                --           --
                                                 ------------ ------------

Cash at end of period                            $         -- $         --
                                                 ============ ============

CONTACT:
Hope M. Novosad
Manager, Investor Relations
Direct:  713.609.2110
Fax:  713.609.2168
hnovosad@houwire.com